Exhibit 99(b)

NextEra Energy, Inc.
EFH Merger Co., LLC
700 Universe Blvd.
Juno Beach, FL 33408

July 7, 2017

VIA EMAIL AND FEDERAL EXPRESS

To:	Energy Future Holdings Corp.
Energy Future Intermediate Holding Company LLC
Energy Plaza
1601 Bryan Street
Dallas, TX 75201
Attn: General Counsel
Email: awright@energyfutureholdings.com

Re:    Notice of Termination of the Agreement and Plan of Merger

Andrew:

Reference is made to that certain Agreement and Plan of Merger, dated July 29, 2016 (as amended on September 18, 2016, the “Merger Agreement”), by and among Energy Future Holdings Corp. (the “Company”), Energy Future Intermediate Holding Company LLC (“EFIH”), NextEra Energy, Inc. (“Parent”), and EFH Merger Co., LLC (“Merger Sub”).1

We are in receipt of your letter, dated July 6, 2017, titled “Termination of the Agreement and Plan of Merger” in which the Company and EFIH (acting together) purport to terminate the Merger Agreement pursuant to Sections 8.2(a) and Section 8.3 thereof. We are also in receipt of your letter, dated July 7, 2017, titled “Termination of the Plan Support Agreement.”

Parent and Merger Sub acknowledge termination of the Merger Agreement by the Company and EFIH (acting together) pursuant to Section 8.2(a) thereof. Parent and Merger Sub likewise acknowledge termination of the Amended PSA, the Oncor Letter Agreement, the Tax Matters Agreement (with respect to Parent and Merger Sub), and that certain letter, dated October 31, 2016, from the Company to Parent regarding the Investor Rights Agreement, and the voiding of the Transition Services Agreement.

1    Capitalized terms used but not defined herein shall have the meanings ascribed to them in the
Merger Agreement.

Energy Future Holdings Corp.
Energy Future Intermediate Holding Company LLC
July 7, 2017

Parent and Merger Sub do not agree that the claimed termination of the Merger Agreement pursuant to Section 8.3 thereof represents a valid or effective termination of the Merger Agreement. Parent and Merger Sub likewise dispute any assertion that “any other bases for termination of the Merger Agreement” by the Company or EFIH exist. With the exception of the termination of the Merger Agreement by the Company and EFIH (acting together) pursuant to Section 8.2(a) of the Merger Agreement, which Parent and Merger Sub hereby acknowledge, Parent and Merger Sub hereby expressly reserve their rights in all respects.

Very truly yours,

NEXTERA ENERGY, INC.
By:	MARK HICKSON
Name:	Mark Hickson
Title:	Executive Vice President

EFH MERGER CO., LLC
By:	MARK HICKSON
Name:	Mark Hickson
Title:	Authorized Signatory

cc:	Kirkland & Ellis LLP
600 Travis St. Suite 3300
Houston, TX 77002
Attn: Andrew Calder, John Pitts
Email: Andrew.calder@kirkland.com; john.pitts@kirkland.com

Energy Future Holdings Corp.
Energy Future Intermediate Holding Company LLC
July 7, 2017

Kirkland & Ellis LLP
300 North LaSalle
Chicago, IL 60654
Attn: James Sprayregen, Marc Kieselstein, Chad Husnick
Email: jsprayregen@kirkland.com; mkieselstein@kirkland.com; chusnick@kirkland.com

Kirkland & Ellis LLP
601 Lexington Avenue
New York, NY 10022
Attn: Edward Sassower
Email: edward.sassower@kirkland.com

Norton Rose Fulbright US LLP
1301 Avenue of the Americas
New York, NY 10019
Attn: Howard Seife, William Greason, Andrew Rosenblatt
Email: howard.seife@nortonrosefulbright.com; william.greason@nortonrosefulbright.com; andrew.rosenblatt@nortonrosefulbright.com